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                                                                   Exhibit 23(m)

                              THE COMMERCE FUNDS

                    AMENDED AND RESTATED DISTRIBUTION PLAN
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                               (Service Shares)


          This Distribution Plan (the "Plan") has been adopted by the Board of Trustees of The Commerce Funds (the "Trust") in connection with the Series A-2, Series B-2, Series C-2, Series D-2, Series E-2, Series F-2, Series G-2, Series H-2, Series I-2, Series J-2 and Series K-2 shares of the Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, International Equity Fund, MidCap Growth Fund, Value Fund, Missouri Tax-Free Intermediate Bond Fund, National Tax-Free Intermediate Bond Fund, Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund, such shares hereinafter called "Service Shares" and such funds hereinafter called the "Funds") in conformance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

          Section 1. Distribution Payments.  (a) The Trust may pay the
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Distributor (or any other person) a fee of up to 0.25% annually of the average daily net assets of a Fund's Service Shares (a "Distribution Fee"). Such Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses in conjunction with the offering and sale of Service Shares of the Trust's Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of such Service Shares shall be computed in the manner specified in the Trust's then current Prospectus and Statement of Additional Information describing such Service Shares.

          (b) Payments to the Distributor under this Section 1 shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of Service Shares. Such expenses and activities may include but are not limited to: (i) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing Service Shares; (ii) expenses incurred in connection with preparing, printing, mailing and distributing or publishing advertisements and sales literature; (iii) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (iv) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a "Distribution Organization") with respect to a Fund's Service Shares beneficially owned by customers for whom the Distribution Organization is the Distribution Organization of record or shareholder of record; or (v) such other services as may be construed, by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.
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          Section 2. Expenses Allocated, Compliance.  (a) Amounts paid by a
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Fund must be for distribution services rendered for or on behalf of the holders of the Fund's Service Shares. However, joint distribution financing with respect to such Service Shares (which may involve other investment funds or companies that are affiliated persons of the Trust or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Commission as in effect from time to time.

          (b) Amounts paid to a broker-dealer under Section 1 above shall be subject to compliance by the broker-dealer with the terms of an agreement between the broker-dealer and the Distributor, including a provision whereby the broker-dealer shall warrant and represent that it is licensed as a dealer under applicable law.

          Section 3. Reports to Trust.  So long as this Plan is in effect, the
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Distributor shall provide the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

          Section 4. Approval of Plan.  This Plan will become effective with
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respect to a particular Fund's Service Shares (a) on the date the public offering of Service Shares commences after the approval by written consent of the sole shareholder of outstanding Service Shares of that Fund and (b) upon the approval of a majority of the Board of Trustees, including a majority of those trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

          Section 5. Continuance of Plan.  Unless sooner terminated, the Plan
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shall continue until December 1, 2001, and thereafter, shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4(b).

          Section 6. Amendments.  The Plan may be amended at any time by the
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Board of Trustees provided that (a) any amendment to increase materially the costs which the Service Shares of a Fund may bear pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Service Shares of such Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in Section 4(b) hereof.

          Section 7. Termination.  The Plan, as to any Fund, is terminable
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without penalty at any time by (a) a vote of a majority of the Disinterested
Trustees, or (b) a vote of a majority of the outstanding Service Shares of such Fund.

          Section 8. Selection/Nomination of Trustees.  While this Plan is in
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effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

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          Section 9. Miscellaneous.  The captions in this Plan are included for
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convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


Amended and restated:  October 25, 2000

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